EXHIBIT 99.1

For Immediate Release

SPANISH BROADCASTING SYSTEM, INC.
GRANTED CONTINUED LISTING ON NASDAQ

Coconut Grove, FL, February 16, 2010. Spanish Broadcasting System, Inc. (“SBS” or the “Company”; NASDAQ: SBSA) announced today that on February 9, 2010, the Company received notice from Nasdaq indicating that Nasdaq had granted the Company’s request for an extension of time to regain compliance with the $1.00 per share minimum bid price requirement set forth in Nasdaq Listing Rule 5450(a)(1) by June 7, 2010 (the “Nasdaq Extension Notice”). Pursuant to the terms of the Nasdaq Extension Notice, the Company will be required to, on or before June 7, 2010, evidence a closing bid price of $1.00 or more for a minimum of ten consecutive trading days. In the event that the Company does not evidence compliance with the Rule and all other requirements for continued listing, its securities may be delisted from The Nasdaq Stock Market.

As previously reported, the Company requested a hearing before the Nasdaq Hearings Panel to appeal the Nasdaq Suspension Notice it received on December 11, 2009, and to present its plan for regaining compliance with Nasdaq Listing Rule 5450(a)(1).  The hearing was held on January 7, 2010 and the Company received the Nasdaq Hearings Panel’s extension determination on February 9, 2010.

About Spanish Broadcasting System, Inc.

Spanish Broadcasting System, Inc. is the largest publicly traded Hispanic-controlled media and entertainment company in the United States. SBS owns and/or operates 21 radio stations located in the top U.S. Hispanic markets of New York, Los Angeles, Miami, Chicago, San Francisco and Puerto Rico, including the #1 Spanish-language radio station in America, WSKQ-FM in New York City, as well as leading radio stations airing the Tropical, Mexican Regional, Spanish Adult Contemporary and Hurban format genres. The Company also owns and operates Mega TV, a television operation with over-the-air, cable and satellite distribution and affiliates throughout the U.S. and Puerto Rico. SBS also produces live concerts and events in the major U.S. markets and Puerto Rico. In addition, the Company operates www.LaMusica.com, a bilingual Spanish-English online site providing content related to Latin music, entertainment, news and culture. The Company’s corporate Web site can be accessed at www.spanishbroadcasting.com.

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This press release contains certain forward-looking statements. These forward-looking statements, which are included in accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this press release. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that actual results will not differ materially from these expectations, and the Company disclaims any duty to update any forward-looking statements made by the Company. From time to time, these risks, uncertainties and other factors are discussed in the Company’s filings with the Securities and Exchange Commission.

Contacts:

Analysts and Investors	Analysts, Investors or Media
Joseph A. García	Chris Plunkett
Chief Financial Officer, Chief Administrative Officer,	Brainerd Communicators, Inc.
Senior Executive Vice President and Secretary	(212) 986-6667
(305) 441-6901

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